UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

ETHAN ALLEN INTERIORS INC.
(Name of Registrant as Specified In Its Charter)

DGB Investment, Inc.

Douglas Bergeron Qualified Personal Residence Trust

Bergeron Nieces and Nephews Trust

DOUGLAS G. BERGERON

Anna Brockway

Kristine E. Miller

Stephen Oblak

Stefanie Tsen Ward

Jennifer m. harrison

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DGB Investment, Inc. (“DGB Investment”), Douglas G. Bergeron and the other participants named herein (collectively, “DGB”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Ethan Allen Interiors Inc., a Delaware corporation.

Item 1: On October 6, 2026, DGB sent an email to subscribers of www.EthanAllenGrowth.com, which is included below:

ICYMI: Ethan Allen Growth Video Series and Social Channels

Last week, Doug Bergeron launched a video series laying out the case for change at Ethan Allen and introducing his five director nominees to shareholders.

Mr. Bergeron also launched LinkedIn and X pages dedicated to the campaign.

We encourage you to watch the videos and follow the social channels for future updates.

WATCH THE VIDEOS

The Case for Change

Ethan Allen’s next chapter starts with new leadership, accountability, and a sharper focus on growth. Explore why we believe change is needed—and how we believe the right board can help turn the Company’s strengths into results.

Meet the Nominees

Each nominee introduces their background, why they are well suited to serve on the Ethan Allen Board of Directors, and what drew them to this campaign.

•	Doug Bergeron, Former VeriFone CEO and Cantaloupe Chairman
•	Anna Brockway, Chairish Co-Founder and Former President
•	Kristine Miller, Former eBay Strategy Chief and Bain Retail Leader
•	Steve Oblak, Former Wayfair Chief Commercial Officer
•	Stefanie Tsen Ward, Former Neiman Marcus Integrated Retail Chief

Stay Connected

Follow the Ethan Allen Growth campaign on LinkedIn and X for future updates.

Item 2: On the evening of October 5, 2026, DGB posted the following material on LinkedIn:

Anna Brockway • 2nd

Co-Founder and President at Chairish

13h •

+ Follow ···

At Levi's, I learned how to modernize a historic brand for a new generation of customers. At Chairish, I learned how to build a contemporary luxury home furnishings business. So I am truly excited to put those experiences to use at Ethan Allen, where I am a board nominee for change. Here's a video on the opportunity we see to revitalize this American icon.

Ethan Allen Growth

4d • Edited •

Welcome to Ethan Allen Growth, an independent shareholder campaign led by Doug Bergeron calling for change at Ethan Allen Interiors Inc. (NYSE: ETD).... more

ETHAN ALLEN
Building for the Next Century
Case for Change
EthanAllenGrowth.com

The Case for Change

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